Exhibit 99.1

OSI Systems and DHS Reach Favorable Resolution and Enter into Administrative Agreement

HAWTHORNE, CA. — June 21, 2013 — OSI Systems, Inc. (NASDAQ: OSIS), today announced that its Security division, Rapiscan Systems, and the Department of Homeland Security (DHS) have entered into an Administrative Agreement that settles issues relating to the Rapiscan Secure 1000SP Advanced Imaging Technology system and associated Automated Target Recognition software.   With the signing of the Administrative Agreement, Rapiscan can continue its current and future business with U.S. federal government agencies.

OSI Systems Chief Executive Officer, Deepak Chopra, commented, “We appreciated the opportunity to meet with DHS and we are pleased to reach this outcome on an important issue for our organization. We take pride in our role as a U.S. Government vendor and this agreement allows us to continue to serve DHS, including TSA, and other U.S. Government agencies as a leading security solutions provider.”

About OSI Systems, Inc.

OSI Systems, Inc. is a provider of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance.  Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control, that may cause actual results to differ materially from those described in or implied by any forward-looking statement.  All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission.

SOURCE: OSI Systems, Inc.

OSI Systems Inc.

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com